Exhibit 99.1

FOR IMMEDIATE RELEASE
Doug Gordon
414.459.4100
DouglasGordon@WSBOnline.com

Waterstone Mortgage Announces Resignation of Andy Peach, President & CEO

Pewaukee, Wisc. (June 29, 2020) – National mortgage lender Waterstone Mortgage Corporation today announced the resignation of Andy Peach from his position as President and Chief Executive Officer.

Doug Gordon, WaterStone Bank President & Chief Executive Officer, commented, “We appreciate the contributions Andy made to Waterstone Mortgage and wish him well in his future endeavors.  Our executive team is comprised of accomplished leaders with extensive experience in the mortgage lending industry, and they will continue, as they have for many years, to guide and grow Waterstone Mortgage while we search for a new President & CEO.”

“It has been an honor and privilege to work with an exceptionally dedicated team of executives and hardworking employees,” said Peach. “Leaving Waterstone Mortgage is a difficult decision and not one that I take lightly. I will truly miss being a part of the Waterstone family and I am grateful to have had the opportunity to lead such an exceptional company. The company’s strong leadership, financial stability from being bank owned, innovative mortgage technology solutions, and exceptional customer service all combine together to create a great platform.”

Peach’s resignation is effective July 31, 2020.

In 2019, Waterstone Mortgage surpassed $2.9 billion in loan origination volume and helped more than 14,000 individuals and families purchase their homes or refinance their mortgage.

About Waterstone Mortgage Corporation:

Waterstone Mortgage Corporation is an innovative, strong, and secure mortgage lending company that has maintained a reputation for exceptional service and competitive mortgage financing. Founded in 2000, the company lends in 48 states.

In 2019, Waterstone Mortgage set a company record of nearly $3 billion in annual loan origination volume. The company has been named to the Milwaukee Journal Sentinel’s “Top Workplaces” list; the Milwaukee Business Journal’s “Best Places to Work” list; National Mortgage Professional Magazine’s “Top 100 Mortgage Employers;” Mortgage Executive Magazine’s “Top 100 Mortgage Companies in America;” MReport’s “Top 25 Companies to Work For;” and Scotsman Guide’s “Top Mortgage Lenders.” Waterstone Mortgage was ranked as the #2 company in Mortgage Executive Magazine’s “Top 50 Mortgage Companies to Work For” in 2018 and is a three-time Ellie Mae Hall of Fame Award winner.

Headquartered in Pewaukee, Wisconsin, Waterstone Mortgage is a wholly-owned subsidiary of WaterStone Bank SSB, which, in turn, is a wholly-owned subsidiary of Waterstone Financial, Inc. (NASDAQ: WSBF). To learn more about Waterstone Mortgage, visit www.WaterstoneMortgage.com.

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